Exhibit 10

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of October 28, 2009 (the “Effective Date”) is entered into by and between Nextfit, Inc. a Nevada corporation (herein referred to as the “Company”), and Capital Group Communications, Inc., a California corporation with principal address at 80 Liberty Ship Way Suite 7, Sausalito CA 94965 (herein referred to as the “Consultant”). As used in this Agreement, the term “Parties” shall refer to the Company and Consultant jointly.

WHEREAS:

A.

The Company seeks to engage the services of Consultant to assist the Company in its efforts to gain greater recognition and awareness among relevant investors in the public capital markets.

B.

The Company is familiar with Consultant and Consultant’s skills and expertise.

C.

The Parties acknowledge and agree that Consultant has completed a preliminary review and evaluation of the Company and the challenges facing the Company in the investor relations marketplace and the Company and Consultant have had discussions regarding these and other matters relating to the Company’s investor relations objectives.

D.

Consultant is willing to assist the Company to develop better investor recognition and awareness in the public capital markets.

E.

Subject to the terms and conditions of this Agreement, the Company hereby engages the services of Consultant to represent the Company in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals and to consult with management concerning such Company activities.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.00

Commencement and Term of Consulting Services from Consultant. The Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and Consultant hereby agrees to provide certain consulting services to the Company as described in Section 2.00 of this Agreement for a period of fourteen (14) months from the Effective Date (the “Term”).

2.00

Duties of Consultant. Consultant agrees that it shall provide the following specified consulting services on a best efforts basis:

2.01.

Based on Consultant’s preliminary review and evaluation of the Company and the challenges facing the Company in the investor relations marketplace and its further discussions with the Company and shareholders, brokers, dealers and other investment professionals, prepare a Investor Relations Plan to be presented and reviewed with management of the Company within ten (10) days after the Effective Date. The Investor Relations Plan shall address, among other things, (1) developing and implementing plans and means for presenting the Company and its business plans, strategy and personnel to the financial community (using Consultant’s database of licensed brokers, analyst, institutions and fund managers); and (2) establishing an image for the Company in the financial community through an extensive grass roots marketing program, including, but not limited to, setting up Facebook, Twitter, Myshareholder, and YouTube accounts with directional marketing.

2.02.

Following its meeting with management, shareholders, brokers, dealers and other investment professionals, Consultant shall promptly review and finalize the Investor Relations Plan and thereafter provide a final version of the Investor Relations Plan to the Company and its key constituents, as directed by the Company.

2.03.

No less frequently than quarterly during the Term, the Company and Consultant shall review and revise or update the Investor Relations Plan to reflect changing market conditions, Company performance, new product opportunities and other factors relating to the price of the Company common stock.

2.04.

Present the Company to Consultant’s online network of brokers, analysts and institutions (the “Network”) within two (2) days after the Effective Date. Create and distribute a corporate profile “Institutional Whisper” to the Network and make a minimum of 1,000 calls per month to the Network and Company investors.

2.05.

With the cooperation of the Company and during the Term, maintain target investor awareness of the Company's plans, strategy and personnel, as they may evolve during the Term and as set forth in the Investor Relations Plan, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the Network, including re-direction from yahoo.com finance, investment community professionals and the general investing public. Create investor relations video utilizing Company videos and information for us with the Network.

2.06.

Provide assistance to the Company with respect to its shareholder relations consistent with the Investor Relations Plan.

2.07.

At the Company’s request and subject to the Company’s securing its own rights to the use of its names, marks, and logos, Consultant shall assist the Company in the use of its corporate symbols, logos, and names to enhance the presentation of said symbols, logos and names, and other matters relating to the Company’s corporate image.

2.08.

At the Company's request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof.

2.09.

At such intervals as are agreed by the Company and Consultant in the Investor Relations Plan, report to the Company in respect of its duties described in this Section 2.00.

2.10.

Perform all other acts required under the terms of the Investor Relations Plan.

3.00

Allocation of Time and Energies. The Consultant hereby agrees to use its best efforts to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of the Company’s financial, public relations and communications activities, subject to compliance with applicable state and federal securities laws and regulations.

3.01

The Parties acknowledge and agree that the services provided by Consultant and its staff shall be diligently and thoroughly rendered to achieve the consulting services required hereunder. The services to be provided by Consultant shall not be measured by the number of hours devoted by Consultant’s staff on a per day basis and Consultant and the Company agree that Consultant shall perform the duties set forth in Section 2.00 of this Agreement in a diligent and professional manner. The Parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two (2) months from the commencement of the Term of this Agreement. It is expressly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock.

3.02

The Parties acknowledge and agree that the services to be performed under this Agreement are to be performed by Consultant and not by any individual staff member of Consultant. At all times hereunder, the death, disability, or incapacity of any member of Consultant’s staff shall not be deemed a breach of this Agreement.

4.00

Compensation to Consultant for Consulting Services. In consideration for the consulting services rendered to the Company as described in Section 2.00 of this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees to pay Consultant the following consulting fees (the “Fees”):

4.01

Payment of Commencement Fee to Consultant by the Company. In consideration for Consultant’s providing the services described under section 2.00 above, including undertaking a preliminary evaluation of the Company and Consultant’s preliminary assessment of the challenges and difficulties facing the Company, the Company shall pay and deliver to Consultant (at Consultant’s address stated on the first page of this Agreement) the following Fee:

4.01.01

Issue and deliver to Consultant, at Consultant’s address stated on the first page of this Agreement, one (1) or more stock certificates (the “Certificates”) representing 3% of the Company’s issued and outstanding Common Stock (the “Stock Fee”). Each Certificate shall bear a restricted securities legend in accordance with the Securities Act of 1933, as amended (the “33 Act”). The Stock Fee shall be for all purposes non-refundable in every respect. In the event that the Company later elects to terminate this Agreement at any time following the commencement of the Term, the Stock Fee shall not be refunded and no amount or portion of either shall be due or returned to the Company.

4.01.02

Deliver a true and accurate photocopy of the Board of Directors’ resolution duly adopted by the Company’s Board of Directors authorizing the issuance of the shares representing the Stock Fee in accordance with this Agreement.

4.01.03

Deliver a true and accurate photocopy of the Board of Directors’ resolution(s) duly adopted by the Company’s Board of Directors authorizing and approving this Agreement.

5.00

Representations of Each of the Parties.

5.01

Representations of Consultant. Consultant acknowledges that the shares of Common Stock to be issued to Consultant as the Stock Fee pursuant to this Agreement have not been registered under the 33 Act, and accordingly are “restricted securities” within the meaning of Rule 144 of the 33 Act. As such, the Shares may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of the 33 Act. Further, Consultant agrees that in connection with the acquisition of Shares hereunder, the Consultant represents and warrants to the Company, to the best of its/his knowledge, as follows: (1) Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Shares, and any additional information which the Consultant has requested; (2) Consultant has had experience in investments in restricted and publicly traded securities; and (3) Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and of the investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares. Consultant is (i) an accredited investor, as that term is defined in Regulation D promulgated under the 33 Act, and (ii) a purchaser described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended. In addition, Consultant is acquiring the Shares for the Consultant’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

5.02

Representations of the Company RE: General. The Company represents that: (1) it has the requisite authority and power to enter into this Agreement; (2) this Agreement and the obligations recited hereunder have been approved by the Company’s Board of Directors; (3) the shares of the Company’s Common Stock issued to Consultant are free from the claims and interests of any third party; and (4) the Stock Fee is non-refundable and any termination or attempted cancellation of this Agreement shall not give the Company or any other person the right to receive the refund or return of either or both of said fees.

5.03

Representations of the Company RE: Valuation of the Shares. The Company represents that: (1) the shares issued to Consultant in payment of the Stock Fee are restricted securities; (2) the value accorded the shares issued to Consultant in payment of the Stock Fee is not inconsistent with any values accorded shares of the Company’s Common Stock issued in similar amounts within a reasonable time period prior to or contemporaneous with the payment of the Stock Fee to Consultant; and (3) the value accorded the Stock Fee takes into account the lack of liquidity of the Stock Fee and the lack of marketability of the block of stock represented by the Stock Fee.

6.00

Additional Representations of the Company. In addition, the Company represents that Company, and not Consultant, is responsible to perform any and all due diligence on such lender, equity purchaser or acquisition candidate introduced to it by Consultant under this Agreement, prior to Company receiving funds or closing on any acquisition. However, Consultant shall undertake its best efforts to avoid the introduction of any third party which is known to Consultant to have had a prior reputation or history of questionable, unethical, or illicit activities.

7.00

Assignment of Agreement & Assignment of Rights and Obligations. Consultant’s services under this contract are offered to Company only and may not be assigned by the Company to any other person or entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of said merger or acquisition, all compensation to Consultant herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Company shall assure that in the event of any merger, acquisition, or similar change of form of entity that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein.

8.00

Obligation for Expenses. Consultant agrees to pay for all its expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement.

9.00

Indemnification

9.01

Indemnification of Consultant and Consultant’s Employees and Agents by the Company. The Company hereby agrees to indemnify and hold Consultant and Consultant’s employees and agents (the “Indemnified Parties”) harmless against (i) any and all liabilities, obligations, losses, damages, claims, actions, asserted against any one or more of the Indemnified Parties, based upon, resulting from or arising out of any misstatement or omission of material fact contained in one or more of the statements, representations, press releases, announcements, reports, or filings made or prepared by the Company or its agents and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the Indemnified Parties in enforcing their rights pursuant to this Section 9.00). No demand or claim for indemnification under this Section 9.00 may be made after 11:59 p.m., California time, on the date one year following the last date at which services were rendered to the Company under this Agreement or any extension thereof.

9.02

Obligation for Compliance with Securities Laws. The Parties agree that the Company shall assume and remain at all times responsible for all information, statements, and documents released or provided to Consultant and for compliance with Regulation FD or any other provisions of the Securities Exchange Act of 1934 (the “1934 Act”).

9.03

Indemnification of Company. Consultant will indemnify and hold harmless the Company and its directors, officers, and each person, if any, who controls the Company within the meaning of the 33 Act, from and against any and all losses, claims, damages, expenses, liabilities or actions to which any of them may become subject under applicable law (including, without limitation, the 33 Act) and will reimburse them or any legal or other expenses incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon Consultant’s willful misconduct or gross negligence. The indemnification agreement contained in this paragraph shall remain in full force or effect, regardless of any investigation made by or on behalf of Consultant, and shall survive the consummation of the transactions contemplated by and termination of this Agreement.

10.00

Agree To Opinion Shares: Company agrees to provide a legal opinion on shares representing the Stock Fee within seven (7) business days of request of by Consultant, consistent with the restrictions and limitations of Rule 144 promulgated under Regulation D of the 33 Act.

11.00

Further Assurance. Each of the Parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

12.00

Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, permitted assigns, transferees, grantees, and indemnitees of each of the Parties to this Agreement.

13.00

Independent Counsel. Each of the Parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

14.00

Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the Parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

15.00

Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other Parties to the dispute.

16.00

Interpretation & Right to Specific Performance. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders. In the event that either party to this Agreement commits a breach of its obligations under this Agreement, the other party shall be entitled to specific performance in addition to any other remedies to which they may be entitled.

17.00

Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

18.00

Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

19.00

Counterparts. This Agreement may be executed in any number of counterparts.

20.00

Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorneys’ fees and related expenses associated with this Agreement.

21.00

Arbitration. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in Sausalito, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either Party. Each Party shall pay its own expenses associated with such arbitration (except as set forth in Section 11.05 Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration. The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

22.00

Confidentiality.

22.01

Confidentiality of This Agreement. The Parties hereto agree that the terms of this Agreement and all documents constituting parts of this transaction shall be kept strictly confidential except to the extent necessary to protect the rights of the Parties hereto or to satisfy the Company’s obligations under the 1934 Act and the rules adopted by the Securities and Exchange Commission hereunder.

22.02

Confidentiality and Non-Disclosure Of Company Information. Consultant acknowledges that in performance of services under this Agreement, it may acquire confidential information concerning the Company’s technology, know-how, product development and marketing plans, business concepts, financial matters and other information which are valuable, special and unique assets (herein “Information”). Consultant will not, during or after the term of this Agreement, disclose any Information, no matter how acquired, to any person or entity for any reason or purpose outside of Consultant’s usual business activities as defined hereunder, and will not in any manner directly or indirectly aid or be a party to any acts, the effects of which would tend to divert, diminish or prejudice the technology, good will, business or business opportunities of the Company. In the event of a threatened breach of Consultant of the provisions of this paragraph, the Company shall be entitled to an injunction restraining Consultant from disclosing any such information or from rendering any services to any person or entity to whom any such information has been disclosed or threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for actual breach of the provision of this paragraph, including the recovery of damages from Consultant.

23.00

Independent Contractor. Consultant acknowledges that Consultant’s retention does not confer upon Consultant any ownership interest in or personal claim upon any license, right or product of the Company, nor does this Agreement confer any employment right on Consultant. Consultant agrees that in performing its duties under this Agreement, it shall be operating as an independent contractor as that term is defined in United States Treasury Department regulations and United States Internal Revenue Service rulings and interpretations. Nothing contained herein shall in any way constitute any association, partnership, employer/employee relationship, or joint venture between the parties hereto, or be construed to be evidence of the intention of the parties to establish any such relationship. Neither Party shall have any right, power or authority to make any representation nor to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other Party in any manner whatsoever. The Parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this Section 23.00.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOR THE COMPANY:

By:

/s/ Teri Sundh

Teri Sundh, CEO

FOR CONSULTANT:

By:

/s/ Devin Bosch

Devin Bosch CEO

Capital Group Communications, Inc